AMENDMENT TO THE AMENDED AND RESTATED
WHOLESALE FLOOR PLAN CREDIT FACILITY AND SECURITY AGREEMENT
THIS Amendment to the Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement (the “Amendment”) is made and entered into as of the 8th day of December, 2014 by and between CNH Industrial Capital America LLC, a Delaware limited liability company (“Lender”) and Titan Machinery Inc., a Delaware corporation (“Borrower”).
RECITALS
WHEREAS, Lender and Borrower executed that certain Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement dated November 13, 2007 as amended, supplemented, restated or modified from time to time (the “WFSA”) for the provision of a wholesale floor plan credit facility to acquire new equipment, used equipment and parts, among other services;
WHEREAS, Lender and Borrower now desire to amend the WFSA so as to further align the financial covenants contained in the WFSA with certain other financial covenants required by Borrower’s third-party lenders under that certain Amended and Restated Credit Agreement dated March 30, 2012 (the “Credit Agreement”);
WHEREAS, Lender is willing to continue to provide the wholesale floor plan financing upon the terms and conditions set forth in the WFSA and as amended herein;
NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Lender and Borrower hereby agree as follows:
AGREEMENT
The parties hereto confirm the accuracy of the recitals above and acknowledge that the recitals form an integral part of this Amendment. This Amendment and the modifications made herein shall be effective as of October 31, 2014.
ARTICLE I – DEFINITIONS
Section 1.01 Modifications

1.	A new definition of “Acquisition” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in: (a) the acquisition by any Person of: (i) all or substantially all of the assets of another Person; or (ii) any business unit or division of another Person; (b) the acquisition by any Person of in excess of 50.00% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person; or (c) a merger or consolidation, or any other combination, of any Person with another Person (other than a Person that is a wholly-owned Subsidiary) in which Borrower or a Subsidiary of Borrower is the surviving Person.

2.	A new definition of “Consolidated Fixed Charge Coverage Ratio” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of a fiscal quarter, for the period consisting of the four consecutive Fiscal Periods ending on such date, the ratio of: (a) the sum for such period of (without duplication): (i) Consolidated EBITDAR; minus (ii) all payments in cash for taxes related to income made by Borrower and its Subsidiaries; minus (iii) Capital Expenditures actually made in cash by Borrower and its Subsidiaries (net of any insurance proceeds, condemnation awards or proceeds relating to any financing with respect to such expenditures); minus (iv) Restricted Payments paid in cash by Borrower; to (b) the sum for such period of (without duplication): (i) the cash portion of Consolidated Interest Expense; plus (ii) Consolidated Rent Expense; plus (iii) without duplication, all required (scheduled and mandatory) repayments of Debt (including with respect to Debt that is a capital lease); plus (iv) cash restructuring charges.
For purposes of computing the “Consolidated Fixed Charge Coverage Ratio” as of any date, following an Acquisition, Borrower shall compute components of such ratios, financial results (without duplication of amounts) attributable to any business or assets the subject of any such Acquisition by Borrower or any Subsidiary thereof effected during such period in the same manner that Borrower accounts for such Acquisition for purposes of complying with applicable securities laws and regulations (including, if applicable, pursuant to SX Rule 3-05).

3.	A new definition of “Consolidated EBITDAR” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Consolidated EBITDAR” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (without duplication): (a) Consolidated Net Income for such period; plus (b) Consolidated Interest Expense (net of interest income) for such period to the extent included in the determination of such Consolidated Net Income; plus (c) all amounts treated as expenses for such period for depreciation and amortization, but in each case only to the extent included in the determination of such Consolidated Net Income; plus (d) Consolidated Rent Expense; plus (e) income tax expense related to income made by the Borrower and its Subsidiaries; plus (f) Consolidated Rent-to-Own Expense; plus (g) non-cash restructuring charges to the extent included in the determination of Consolidated Net Income; plus (h) extraordinary losses to the extent included in the determination of Consolidated Net Income; plus (i) non-cash goodwill and intangible asset impairment charges to the extent included in the determination of Consolidated Net Income; minus (j) extraordinary gains to the extent included in the determination of Consolidated Net Income; minus (k) non-cash restructuring gains to the extent included in the determination of Consolidated Net Income.

4.	A new definition of “Capital Expenditures” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Capital Expenditures” means all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of capital leases that is capitalized on the balance sheet of such Person including in connection with a sale-leaseback transaction) by such Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person, but specifically excluding any equipment purchased by a Loan Party for lease or rental to others.  For purposes of this definition: (a) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment owned by such Person thereof or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price minus the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be;

and (b) neither an acquisition, to the extent Lender has provided its prior written consent, of replacement property or to restore the property affected by loss, destruction or damage nor a Financial Covenant Acquisition shall constitute a “Capital Expenditure.”

5.	A new definition of “Consolidated Interest Expense” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Consolidated Interest Expense” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (without duplication):  (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets during such period; plus (b) all payments made under interest rate Swap Contracts during such period to the extent not included in clause (a) of this definition; minus (c) all payments received under interest rate Swap Contracts during such period; plus (d) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP.

6.	A new definition of “Consolidated Net Income” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Consolidated Net Income” means for any period, the sum of net income (or loss) for such period of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding any income of any Person if such Person is not a Subsidiary, except that the Borrower’s direct or indirect equity in the net income of any such person for such period shall be included in such Consolidated Net Income in accordance with GAAP.

7.	A new definition of “Consolidated Rent Expense” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Consolidated Rent Expense” means for such period, total rental expenses attributable to operating leases of the Borrower and its Subsidiaries for real property on a consolidated basis.

8.	A new definition of “Consolidated Rent-to-Own Expense” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Consolidated Rent-to-Own Expense” means for any period, the total, for Borrower and its Subsidiaries on a consolidated basis, non-cash expenses attributable to the cost of goods sold for retail inventory that is being rented on a rent-to-own basis.

9.	A new definition of “Control” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 12.50% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

10.	A new definition of “Equity Interests” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that Financial Covenant Convertible Debt and Financial Covenant Warrants shall not constitute Equity Interests of Borrower.

11.	A new definition of “Fiscal Period” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Fiscal Period” means, as of any date of determination with respect to Borrower or any Subsidiary thereof, each fiscal quarter occurring during each of Borrower’s fiscal years.

12.	A new definition of “Financial Covenant Acquisitions” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Financial Covenant Acquisition” means any Acquisition so long as: (a) such Acquisition is undertaken in accordance with all applicable Requirements of Law; (b) no Default exists immediately prior to, or would exist immediately after, giving effect to such Acquisition; (c) in connection with such Acquisition, Borrower has obtained, effective written consent of the board of directors or equivalent governing body of the Person or business so acquired (the “Acquiree”) if required under applicable corporate/company law or the Borrower’s organizational documents; (d) the Acquiree (or the business unit or division of the Acquiree to be acquired) shall be engaged principally in the same business as Borrower or the Subsidiary of Borrower proposing to effect such Acquisition or a related business; (e) the aggregate cash and non-cash consideration to be paid by Borrower and any Subsidiary thereof (whether in one or a series of transactions) for such Acquisition does not exceed (i) 10% of the value of the assets reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date prepared in accordance with GAAP (the “Consolidated Total Assets”) for any one Acquisition if such Acquisition is of a Subsidiary incorporated or organized under the laws of the U.S. or assets located within the U.S., (ii) 5% of Consolidated Total Assets for any one Acquisition if such Acquisition is of a foreign Subsidiary incorporated or organized under a jurisdiction other than the laws of the U.S. or the assets are located outside the U.S., (iii) 10% of Consolidated Total Assets for all Acquisitions of a foreign Subsidiary incorporated or organized under a jurisdiction other than the laws of the U.S. or the assets are located outside the U.S. in each fiscal year, or (iv) 20% of Consolidated Total Assets for all Acquisitions in each fiscal year; (f) upon the closing of such Acquisition, in the case where the aggregate cash and non-cash consideration to be paid by Borrower and any Subsidiary thereof (whether in one or a series of transactions) for such Acquisition exceeds 5% of the Borrower’s Consolidated Total Assets (a “Financial Covenant Material Acquisition”), Borrower shall deliver to Lender: (i) a certificate to the effect that each of clauses (a) through (e), inclusive, of this definition has been satisfied; (ii) a copy of the resolutions or consent required to be obtained by (c); (iii) a certificate detailing pro forma compliance with all financial covenants set forth in Section 5.01 for each of the Fiscal Periods which remain in such fiscal year following the consummation of such Acquisition; (iv) the consolidated earnings before interest, taxes, depreciation and amortization of the Borrower and all Persons who are guarantors, including the Acquiree (or the business unit or division of the Acquiree to be acquired), must be positive on a pro forma basis for each of the Fiscal Periods which remain in such fiscal year following the consummation of such Acquisition; and (v) a three year financial forecast for the Acquiree; and (g) within 30 days after the closing of such Acquisition in the case of any other Acquisition that is not a Financial Covenant Material Acquisition, Borrower shall deliver to Lender: (i) a certificate to the effect that each of clauses (a) through (e), inclusive, of this definition has been satisfied; and (ii) a copy of the resolutions or consent required to be obtained by (c). For purposes this definition, any purchases of minority Equity Interests of a Subsidiary following the initial Acquisition of such Subsidiary will be deemed to be a series of transactions constituting a single Acquisition.

13.	A new definition of “Financial Covenant Call Options” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Financial Covenant Call Options” means any convertible bond hedge transactions, call options or capped call options relating to Borrower’s Equity Interests (regardless of whether settled in cash or in Equity Interests) that are purchased by Borrower substantially contemporaneously with the issuance of any Financial Covenant Convertible Debt.

14.	A new definition of “Financial Covenant Convertible Debt” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Financial Covenant Convertible Debt” means any Debt that is convertible into Equity Interests of Borrower and/or cash in lieu thereof.

15.	A new definition of “Financial Covenant Warrants” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Financial Covenant Warrants” means any call options relating to Borrower’s Equity Interests (regardless of whether settled in cash or in Equity Interests) that are sold by Borrower substantially contemporaneously with the issuance of any Financial Covenant Convertible Debt.

16.	A new definition of “Loan Party” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Loan Party” means, Borrower or any Person who is required to be a guarantor of the Obligations.

17.	The existing definition “Obligations” is deleted in its entirety from the WFSA.

18.	A new definition of “Obligations” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.

19.
“Obligations” means all Indebtedness (whether for advances, debts, liabilities, obligations, covenants and duties, including treasury management obligations), of Borrower to Lender or any Affiliate of Lender under or in respect of any Credit Agreements or otherwise, whether with respect to any letter of credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy law or applicable jurisdiction affecting the rights of creditors generally and naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

20.	A new definition of “Restricted Payment” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, (c) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Debt of such Person, which is subordinated to the payment of the Obligation pursuant to a Subordination Agreement acceptable to the Lender, in violation of any subordination provisions applicable thereto (it being acknowledged that payments that are not restricted by the subordination provisions applicable thereto are not Restricted Payments), (d) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person and (e) with respect to clauses (a) through (d), any transaction that has a substantially similar effect; provided that payments in respect of the purchase of Financial Covenant Call Options shall not constitute Restricted Payments.

21.	A new definition of “Subordinated Creditor” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Subordinated Creditor” means each Person now or in the future who agrees to subordinate indebtedness of the Borrower held by that Person to the payment of the Obligations.

22.	A new definition of “Subordination Agreement” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Subordination Agreement” means a subordination agreement executed by a Subordinated Creditor in favor of and acceptable to the Lender and acknowledged by the Borrower.

23.	A new definition of “Subsidiary” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.

24.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, provided that Subsidiaries of Borrower shall be limited to such entities whose financial statements are consolidated with the Borrower’s financial statements in accordance with GAAP or with respect to which more than 50.00% of the Equity Interests therein are owned directly or indirectly by Borrower.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

25.	A new definition of “Swap Contract” is hereby inserted into Section 1.01 of the WFSA in alphabetical order.
“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules).

26.	The definition “Wholesale Facility Minimum Debt Service Coverage Ratio” is deleted in its entirety from the WFSA.
ARTICLE V — AFFIRMATIVE COVENANTS

1.	The WFSA is hereby revised and amended by deleting the existing subsection 5.01(a) in its entirety and the following new subsection 5.01(a), effective as of October 31, 2014, is substituted therefor:

(a)	Borrower shall maintain, as at the end of each Fiscal Period, a Consolidated Fixed Charge Coverage Ratio not less than 1.25:1.00.

2.	The following is hereby inserted in the WFSA as new subsection 5.01(d):
(d) Borrower shall provide Lender written notice of any amendment or modification affecting directly or indirectly the Consolidated Fixed Charge Coverage Ratio under the Credit Agreement within five Business Days of such amendment or modification.

3.	The Compliance Certificate as required by subsection 5.02(e) is amended as further provided in Exhibit 1 attached hereto and incorporated herein by reference.
ARTICLE IX – MISCELLANEOUS

1.	Borrower has the full power and authority under its organizational documents to execute and deliver this Amendment and to continue to perform the obligations under the WFSA as amended hereby.

2.
The parties hereto acknowledge and agree that this Amendment constitutes a legal, valid and binding agreement of Lender and Borrower enforceable in accordance with its terms. This Amendment is the final expression of the Amendment to the Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement by and between Borrower and Lender and may not be contradicted by evidence of any prior or contemporaneous oral agreement between the parties hereto.

3.	This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

4.	Except as amended or affected hereby, all of the terms and conditions of the WFSA are hereby affirmed, confirmed and ratified.

5.
This Amendment shall be construed and enforced as a contract in accordance with the laws of the State of Wisconsin without regard to internal principles relating to conflict of laws. This Agreement shall bind and inure to the benefit of Lender and Borrower and each of their respective successors, assigns and legal representatives.

IN WITNESS WHEREOF, CNH Industrial Capital America LLC and Titan Machinery Inc. have caused this Amendment to be executed by their respective, duly authorized officer or representatives, as of the day and year first written.

CNH INDUSTRIAL CAPITAL AMERICA LLC	TITAN MACHINERY INC.
By: /s/ Steven C. Bierman	By: /s/ Ted O. Christianson, Treasurer
Name: Steven C. Bierman	Name: Ted O. Christianson
Title: President	Title: Treasurer
Date: 12/8/2014	Date: 12/8/14

Exhibit 1
(Sample Compliance Certificate)

COMPLIANCE CERTIFICATE
This Compliance Certificate (this “Certificate”) is delivered to you on behalf of Titan Machinery, Inc., a Delaware corporation (“Borrower”), pursuant to Section 5.02(e) of that certain Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement, dated as of November 13, 2007 (as amended, supplemented, restated or modified from time to time, the “Credit Agreement”), between CNH Industrial Capital America LLC, a Delaware limited liability company (the “Lender”) and Borrower.

1.	I am the duly elected, qualified and acting Vice President, Finance and Treasurer of the Borrower.

2.	I have reviewed and am familiar with the contents of this Certificate. The matters set forth herein are true to the best of my knowledge after reasonable inquiry.

3.	On the date hereof, Borrower’s representations and warranties set forth in the Credit Agreement are true and correct.

4.
Borrower has performed and complied with all covenants, agreements, obligations and conditions contained in the Credit Agreement that are required to be performed or complied with by it on or before the date hereof.

5.
I have reviewed the terms of the Credit Agreement and the other Transaction Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and financial condition of the Borrower.  ANNEX 1 attached hereto and incorporated herein by this reference sets forth the financial data and computations evidencing Borrower’s compliance with the financial covenants set forth in Sections 5.01(a) and (b) of the Credit Agreement, all of which data and computations are true, complete and correct in all material respects.

6.	On the date hereof, no Default or Event of Default has occurred and is continuing.
IN WITNESS WHEREOF, I have executed this Certificate on behalf of Borrower this ___ day of ________, 20__.
TITAN MACHINERY, INC.
By: _________________________________
Name: ______________________________
Title: _______________________________

(Sample Annex 1)

ANNEX 1

The information describe herein is as of the last day of the fiscal quarter ending date mm/dd/yy

A. Minimum Consolidated Fixed Charge Coverage Ratio (trailing 12 mos.)

Calculation
A. Consolidated Net Income
B. Consolidated Interest Expense (net of interest income)
C. Depreciation/Amortization
D. Consolidated Rent Expense
E. Income Tax Expense
F. Rent-to-Own COGS Expense
G. Non-Cash Restructuring Charges
H. Extraordinary Losses
I. Non-Cash Goodwill and Intangible Asset Impairment Charges
J. less: Extraordinary Gains
K. less: Non-Cash Restructuring Gains
L. Consolidated EBITDAR (A+B+C+D+E+F+G+H+I-J-K)
M. less Taxes Paid in Cash
N. less Capital Expenditures Paid in Cash (minus rental fleet & net of sale proceeds)
O. less Restricted Payments
Adjusted EBITDAR

P. All scheduled and mandatory repayments of Debt including capital leases
Q. Consolidated Rent Expense
R. Cash Portion of Consolidated Interest Expense
S. Cash Restructuring Charges

Calculation: L+M+N+O divided by P+Q+R+S

Not less than	1.25
in compliance	y/n

B. Adjusted Debt to Tangible Net Worth Ratio

Calculation
Total Liabilities
-	Non-interest bearing FP
-	Subordinated Debt
Debt

Net Worth
+	Subordinated Debt
-	Intangible Assets
-	Rec/Loans Related Parties
+	70% LIFO Reserves
Tangible Net Worth

Ratio

	Not higher than	3.00
	in compliance	y/n